Exhibit 10.9

CONFIDENTIAL

APOLLO GLOBAL MANAGEMENT, LLC
2019 OMNIBUS EQUITY INCENTIVE PLAN FOR ESTATE PLANNING VEHICLES
FORM OF RESTRICTED SHARE AWARD GRANT NOTICE
Apollo Global Management, LLC, a Delaware limited liability company (the “Company” or “AGM”), pursuant to its 2019 Omnibus Equity Incentive Plan for Estate Planning Vehicles (the “Plan”), hereby grants to the Estate Planning Vehicle (the “Participant”) designated by the individual Eligible Recipient listed below, the number of Class A Shares of the Company (“Shares”) set forth below (the “Restricted Shares”). This Award of Restricted Shares is subject to all of the terms and conditions set forth in this Restricted Share Award Grant Notice (“Grant Notice”), the Amended and Restated Limited Partnership Agreement of [ ] (the “Advisors LPA”), the Participant’s (or associated Eligible Recipient’s) Award Letter (as defined in the Advisors LPA), including, without limitation, the Annexes attached thereto, which includes the Restricted Share Award Agreement (as the same may be amended, modified or supplemented from time to time in accordance with the terms of the Award Letter, the “Restricted Share Award Agreement”) (including, without limitation, the restrictions on the Shares set forth in the Award Letter and the Restricted Share Award Agreement) and the Plan, all of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Share Award Agreement.

Eligible Recipient (individual):	[ ]
Participant (Estate Planning Vehicle):	[ ]
Date of Grant:	[ ]
Total Number of Restricted Shares:	[ ] Shares
Purchase Price per Share:	$[ ]
Total Purchase Price:	$[ ]
Vesting Commencement Date:	[[February 15] OR [May 15] OR [August 15] OR [November 15]], 20[ ]
Vesting Schedule:
Subject to the terms of the Restricted Share Award Agreement, one third (1/3) of the Restricted Shares will vest on each of the first three anniversaries of the Vesting Commencement Date. See also Exhibit A to the Restricted Share Award Agreement, including with regard to additional vesting as a result of the Participant’s death, Disability[, or termination other than by reason of a Bad Act (as such term is defined in the Award Letter) or a Designated Act (as defined in the Restricted Share Award Agreement)].

By signing below, the Participant and Eligible Recipient agree to be bound by the terms and conditions of the Plan, the Restricted Share Award Agreement and this Grant Notice, and the Eligible Recipient agrees to file timely a Section 83(b) election with respect to the Participant’s grant of the Restricted Shares substantially in the form attached hereto as Notice Annex A. The Participant has reviewed the Award Letter, the Advisors LPA, the Restricted Share Award Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Share Award Agreement, the Plan, the Award Letter and the Advisors LPA. If this Grant Notice is not executed and returned to the Company on or before [ ], and such failure continues for five business days after notice thereof, this Award will be null and void ab initio and the Participant will have no rights with respect to it, and will forfeit any amounts that would have been distributed to the Participant under the Award Letter and the Advisors LPA to fund the purchase of Shares contemplated hereunder. No amendment or modification of this Grant Notice shall be valid unless it shall be in writing and signed by all parties hereto.

APOLLO GLOBAL MANAGEMENT, LLC	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:	Title:
Address: 9 West 57th Street New York, NY 10019	ELIGIBLE RECIPIENT: ______________________________________

Notice Annex A
SECTION 83(b) TAX ELECTION
This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treasury Regulation Section 1.83‑2.
(1)    The individual who performed the services is:
Name of Eligible Recipient:    ____________________________________________
Address:    ____________________________________________
    ____________________________________________
Taxpayer ID No. of Eligible Recipient:    ___________________________________
(2)    The property with respect to which the election is being made is [________] Class A Shares of Apollo Global Management, LLC (the “Company”).
(3)    The property was transferred on [___________, 20____] (Date of Grant).
(4)    The taxable year for which the election is being made is the calendar year [________].
(5)    Subject to the above-named individual’s continuous service with the Company or its Affiliates, one third (1/3) of the shares will vest on each of the first three anniversaries of the vesting commencement date. In addition, upon such individual’s termination of employment or service (i) due to death or (ii) by the Company and its Affiliates by reason of disability (as defined in the Restricted Share Award Agreement), the Participant shall also vest in 50% of the unvested Restricted Shares that remain subject to the Award as of such termination date.
(6)    The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $______ per share.
(7)    The Participant paid $______ per share for the property described above.
(8)    A copy of this statement was furnished to the entity for which the above-named individual rendered the services underlying the transfer of property.
(9)    This statement is executed on the ______ day of ____________, 20 _____.
By:    _________________________________________, Eligible Recipient

(1)
THE ABOVE-NAMED INDIVIDUAL MUST FILE THIS COMPLETED FORM WITH THE INTERNAL REVENUE SERVICE CENTER WITH WHICH SUCH INDIVIDUAL FILES HIS/HER U.S. FEDERAL INCOME TAX RETURNS WITHIN 30 DAYS OF THE TRANSFER OF THE ABOVE-DESCRIBED PROPERTY.

(2)	SUCH INDIVIDUAL MUST ALSO FILE A COPY OF THIS COMPLETED FORM WITH THE SECRETARY OF THE COMPANY.

FORM OF RESTRICTED SHARE AWARD AGREEMENT
UNDER THE APOLLO GLOBAL MANAGEMENT, LLC
2019 OMNIBUS EQUITY INCENTIVE PLAN
This Award Agreement (this “Restricted Share Award Agreement”), dated as of the date (the “Date of Grant”) set forth on of the Grant Notice associated with this Restricted Share Award Agreement (the “Grant Notice”), is made by and between Apollo Global Management, LLC, a Delaware limited liability company (the “Company”), [ ] (“Advisors”) and the Estate Planning Vehicle named in the Grant Notice (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Apollo Global Management, LLC 2019 Omnibus Equity Incentive Plan, as the same may be amended, modified or supplemented from time to time (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company. If the Grant Notice is not executed and returned to the Company in accordance with its terms, this Award will be null and void ab initio and the Participant and Eligible Recipient (named in the Grant Notice) will have no rights hereunder and will forfeit any amounts that would have been distributed to the Participant under [ ], as the same may be amended, modified or supplemented from time to time (the “Advisors LPA”) and the Participant’s (or Eligible Recipient’s) Award Letter (as defined in the Advisors LPA) to fund the purchase of Shares contemplated under the Grant Notice.
1.Grant of Restricted Shares. The Company hereby grants to the Participant that number of restricted Shares (the “Restricted Shares”) set forth in the Grant Notice, subject to all of the terms and conditions of this Restricted Share Award Agreement, the Plan and the Award Letter.
2.Purchase Price. The purchase price per Share of the Restricted Shares is set forth on the Grant Notice.
3.Book Entry; Certificates. At the sole discretion of the Administrator, the Shares will be issued in either (i) uncertificated form, with the Shares recorded in the name of the Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Restricted Share Award Agreement, and following vesting the Company shall cause certificates representing the Shares to be issued; or (ii) certificate form pursuant to the terms of Section 6. Physical possession or custody of any Share certificates that are issued shall be retained by the Company until such time as the Restricted Shares vest. The Participant and Eligible Recipient may be required to execute and deliver to the Company a customary stock power with respect to the Shares and to deliver to the Company any representations or other documents or assurances required pursuant to Section 14.
4.Lapse of Restrictions.
(a)    Subject to Section 4(b), the Restricted Shares shall become vested hereunder in accordance with the vesting schedule set forth on Exhibit A hereto (the period during which the Restricted Shares are subject to forfeiture, the “Restricted Period”).
(b)    Except as otherwise provided under the terms of the Plan, or in the vesting schedule set forth on Exhibit A hereto, if the employment or service of the Eligible Recipient terminates for any reason, such that the Eligible Recipient has experienced a “separation from service” (as such term is defined in Treasury Regulation §1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder) (a “Termination”), then all rights of the Participant with respect to Restricted Shares that have not vested shall be immediately repurchased by the Company or its designee for a price per Share equal to the Purchase Price (the aggregate amount to be paid to be referred to as the “Purchase Consideration”). Following such repurchase, neither the Participant or Eligible Recipient, nor any of its, his or her respective successors, heirs, assigns or personal representatives, shall thereafter have any further rights or interests in such Restricted Shares. The Purchase Consideration will not be paid to the Participant or Eligible Recipient, but rather, the Company or its designee, as agent for the Participant, will pay directly to Advisors the Purchase Consideration. The Participant will be deemed to have made a capital contribution to Advisors in an amount equal to the Purchase Consideration, but such Participant (and the Eligible Recipient) shall forfeit any right to receive any distributions with respect to such increased capital. The proceeds of such capital contribution shall be distributed to APH (as defined in the Advisors LPA), and the Participant and Eligible Recipient shall have no rights or claim with respect to such capital contribution; provided that the Participant’s capital account shall be adjusted to reflect the contribution made (including on the Participant’s behalf) by such Participant to Advisors. Each of Advisors and APH shall be third party beneficiaries with respect to this provision with the right to enforce their rights hereunder. Employment or service by the Eligible Recipient for only a portion of a vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon a Termination.
(c)    Subject to the terms of this Restricted Share Award Agreement, the Restricted Shares may not, directly or indirectly, be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered during the Restricted Period. The transfer restrictions contained in the preceding sentence shall not apply to (i) transfers to the Company, or (ii) transfers of vested Shares granted under this Award by will or the laws of descent and distribution or, to the extent such transfer would permit the Participant to remain an Estate Planning Vehicle, to the Participant’s beneficiaries, members or partners (as applicable), or (iii) if approved by the Administrator in its sole discretion, transfers of Restricted Shares in accordance with the requirements of Instruction A.1.(a)(5) of Form S-8 under the Securities Act or other applicable law. The approval contemplated by clause (iii) of the immediately preceding sentence shall not be unreasonably withheld by the Administrator with respect to a transfer of Shares by the Participant to a Related Party (as defined in the Advisors LPA) (which transfer may occur only with the prior written approval of the Administrator), it being understood that the Related Party shall be required to agree to be bound by the transfer restrictions contained in the Plan, the Advisors LPA, the Award Letter and this Restricted Share Award Agreement that apply to the Participant or Eligible Recipient. The Restricted Shares shall be subject to repurchase as described in Section 4(b) until the lapse of the Restricted Period (as defined above).
5.Rights as a Shareholder; Distributions.
(a)    The Participant shall be the record owner of the Restricted Shares until the Shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company, including the right to vote such Shares and receive distributions paid with respect to such Shares. Notwithstanding the foregoing, any non-cash distributions shall be subject to the same restrictions on transferability and encumbrance as the Restricted Shares with respect to which they were paid.
(b)    If the Participant forfeits any rights it has under this Restricted Share Award Agreement in accordance with Section 4, the Participant shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to any such forfeited Restricted Shares and shall no longer be entitled to vote or receive distributions on such Shares.
6.Legend on Certificates. The Participant agrees that any certificate issued for Restricted Shares (or, if applicable, any book entry statement issued for Restricted Shares) prior to the end of the Restricted Period shall bear the following legend (in addition to any other legend or legends required under applicable securities laws, which legend or legends shall not be limited to the Restricted Period), subject to updating or modification by the Company from time to time:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE (THE “RESTRICTIONS”) AS SET FORTH IN THE APOLLO GLOBAL MANAGEMENT, LLC 2019 OMNIBUS EQUITY INCENTIVE PLAN FOR ESTATE PLANNING VEHICLES AND A RESTRICTED SHARE AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND APOLLO GLOBAL MANAGEMENT, LLC, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.
7.Restricted Share Award Agreement Subject to Plan. This Restricted Share Award Agreement is made pursuant to all of the provisions of the Plan, the Advisors LPA and the Award Letter, all of which are incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. If the Plan is amended in a manner that conflicts with this Restricted Share Award Agreement, the terms of this Restricted Share Award Agreement shall control with respect to such conflicting provision, it being understood that the application of a specific provision of the Plan that is not directly addressed in this Restricted Share Award Agreement shall not be deemed to conflict with this Restricted Share Award Agreement unless such application in fact conflicts with a specific provision of this Restricted Share Award Agreement.
8.No Rights to Continuation of Employment or Service. Nothing in the Plan, the Advisors LPA, the Award Letter or this Restricted Share Award Agreement shall confer upon the Eligible Recipient any right to continue in the employ or service of the Company or any Subsidiary or Affiliate thereof or shall interfere with or restrict the right of the Company (or a Subsidiary or Affiliate or its shareholders, as the case may be) to terminate the Eligible Recipient’s employment or service at any time for any reason whatsoever, with or without Cause (subject to compliance with all terms and conditions required in connection therewith). The Plan and this Restricted Share Award Agreement shall not (a) form any part of any contract of employment or contract for services between the Company or any past or present Subsidiary or Affiliate thereof and any directors, officers or employees of those companies, (b) confer any legal or equitable rights (other than those constituting the Awards themselves) against the Company or any past or present Subsidiary or Affiliate thereof, directly or indirectly, or (c) give rise to any cause of action in law or in equity against the Company or any past or present Subsidiary or Affiliate thereof.
9.Restrictive Covenants. The Participant and Eligible Recipient agree that the Restrictive Covenants (as defined in the Advisors LPA) are incorporated herein by reference as if contained herein. The Participant acknowledges that the Company would not have granted this award had the Participant not agreed to be bound by such Restrictive Covenants, and the Participant understands, acknowledges and agrees that the Restrictive Covenants apply to the Eligible Recipient for the periods provided therein.
10.Taxes.
(a)    Withholding. The Participant (or, to the extent the Participant so agrees with the Eligible Recipient, the Eligible Recipient) is responsible for all taxes and any tax-related penalties the Participant or Eligible Recipient incurs in connection with the Award. The Company or its Subsidiaries or Affiliates shall be entitled to require a cash payment by or on behalf of the Participant or Eligible Recipient and/or to deduct, from other compensation payable to the Participant or Eligible Recipient, any sums required by U.S. federal, state or local law (or by any tax authority outside the United States) to be withheld or accounted for by the Company or its Subsidiaries or Affiliates with respect to any Restricted Share. The Company in its discretion may require any other available method to satisfy any withholding or tax obligations of the Company or its Subsidiaries or Affiliates with respect to the Shares at the minimum applicable rates.
(b)    Section 83(b) Election. The Participant and Eligible Recipient acknowledge that the Company has not advised the Participant regarding the Participant’s income, gift or other tax liability in connection with the grant or vesting of the Restricted Shares or with an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares. The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Restricted Share Award Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant and/or the Eligible Recipient (and not the Company) shall be responsible for the Participant’s and Eligible Recipient’s own tax liability that may arise as a result of the transactions contemplated by this Restricted Share Award Agreement. As a condition to the effectiveness of this Award, the Eligible Recipient is required to file timely an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares. A form of Section 83(b) election is provided for this purpose as Notice Annex A to the Grant Notice.
(c)    Section 409A Compliance. This Award is intended to be exempt from, or comply with, Section 409A, and to be interpreted in a manner consistent therewith. Notwithstanding anything to the contrary contained in this Restricted Share Award Agreement, to the extent that the Administrator determines that the Plan or a Restricted Share is subject to Section 409A and fails to comply with the requirements of Section 409A, the Administrator reserves the right (without any obligation to do so or to indemnify the Participant for failure to do so), without the consent of the Participant or Eligible Recipient, to amend or terminate the Plan and Restricted Share Award Agreement and/or to amend, restructure, terminate or replace the Restricted Share in order to cause the Restricted Share to either not be subject to Section 409A or to comply with the applicable provisions of such section. To the extent necessary to avoid the imposition of tax or penalty under Section 409A, any payment by the Company or any Subsidiary or Affiliate to the Participant or Eligible Recipient (if the Eligible Recipient is then a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulation §1.409A-1(i)(1)) of “deferred compensation,” whether pursuant to the Plan or otherwise, arising solely due to a “separation from service” (and not by reason of the lapse of a “substantial risk of forfeiture”), as such terms are used in Section 409A, shall be delayed (to the extent otherwise payable prior to such date) and paid on the first day following the six-month period beginning on the date of the Eligible Recipient’s separation from service under Section 409A (or, if earlier, upon the Eligible Recipient’s death). Each payment or installment due under this Restricted Share Award Agreement is intended to constitute a “separate payment” for purposes of Section 409A. In no event shall the Company or any Subsidiary or Affiliate (or any agent thereof) have any liability to the Participant, Eligible Recipient or any other Person due to the failure of the Award to satisfy the requirements of Section 409A.
11.Governing Law; Arbitration; Waiver of Jury Trial.
(a)    This Restricted Share Award Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of Delaware (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction).
(b)    Subject to Section 11(c), any dispute, controversy, suit, action or proceeding arising out of or relating to this Award or any other Award will, notwithstanding anything to the contrary contained in Section 14(e) of the Plan, be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York (applying Delaware law) in accordance with, and pursuant to, the Employment Arbitration Rules and Procedures of JAMS (“JAMS”). The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. The Company, the Participant and (to the extent applicable) the Eligible Recipient may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the U.S. Federal Arbitration Act or the New York Arbitration Act. The Company and the Participant will share the JAMS administrative fees, the arbitrator’s fee and expenses. Each party shall be responsible for such party’s attorneys’ fees. IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTICIPANT, THE ELIGIBLE RECIPIENT AND THE COMPANY WAIVE AND COVENANT THAT THE PARTICIPANT, THE ELIGIBLE RECIPIENT AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH AN AWARD UNDER THE PLAN OR ANY MATTERS CONTEMPLATED THEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR THE PARTICIPANT OR ELIGIBLE RECIPIENT MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTICIPANT AND ELIGIBLE RECIPIENT, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AWARD AGREEMENT OR ANOTHER AWARD UNDER THE PLAN AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
(c)    Nothing in this Section 11(c) will prevent the Company or the Participant from applying to a court for preliminary or interim relief or permanent injunction in a judicial proceeding (e.g., injunction or restraining order), in addition to and not in lieu of any other remedy to which it may be entitled at law or in equity, if such relief from a court is necessary to preserve the status quo pending resolution or to prevent serious and irreparable injury in connection with any breach or anticipated breach of any Restrictive Covenants; provided, that all parties explicitly waive all rights to seek preliminary, interim, injunctive or other relief in a judicial proceeding and all parties submit to the exclusive jurisdiction of the forum described in Section 11(b) hereto for any dispute or claim concerning continuing entitlement to distributions or other payments, even if such dispute or claim involves or relates to any Restrictive Covenants. For the purposes of this Section 11(c), each party hereto consents to the exclusive jurisdiction and venue of the courts of the state and federal courts within the County of New York in the State of New York.
12.Restricted Share Award Agreement Binding on Successors. The terms of this Restricted Share Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest and upon the Company, its Affiliates and its and their successors and assignees, subject to the terms of the Plan.
13.No Assignment. Subject to the second sentence of Section 4(c), neither this Restricted Share Award Agreement nor any rights granted herein shall be assignable by the Participant other than (with respect to any rights that survive the Participant’s death) by will or the laws of descent and distribution. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Restricted Shares or Restricted Shares by any holder thereof in violation of the provisions of this Restricted Share Award Agreement or the Plan will be valid, and the Company will not transfer any of said Restricted Shares or Restricted Shares on its books nor will any Restricted Shares be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions. The Company may meet any of its obligations with respect to the Award by causing such obligation to be satisfied by one or more of its Subsidiaries or Affiliates.
14.Compliance with Law; Necessary Acts. The Participant and Eligible Recipient hereby agree to perform all acts, and to execute and deliver any documents, that may be reasonably necessary to carry out the provisions of this Restricted Share Award Agreement, including but not limited to all acts and documents related to compliance with securities, tax and other applicable laws and regulations. The Company shall not be obligated to transfer any Shares to the Participant free of a restrictive legend or notation if such transfer, in the reasonable view of the Administrator, could violate the Securities Act or any other applicable law.
15.Severability. Should any provision of this Restricted Share Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Share Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Share Award Agreement. Moreover, if one or more of the provisions contained in this Restricted Share Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, then in lieu of severing such unenforceable provision or provisions, it or they shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by a judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
16.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Share Award Agreement shall in no way be construed to be a waiver of that provision or of any other provision hereof.
17.Entire Agreement. This Restricted Share Award Agreement, the Grant Notice, the Advisors LPA, the Award Letter and the Plan (collectively, the “Grant Documents”) contain the entire agreement and understanding among the parties as to the subject matter hereof and supersede all prior writings or understandings with respect to the grant of Restricted Shares covered by this Award. The Participant and Eligible Recipient acknowledge that any summary of the Grant Documents provided by the Company or any of its Affiliates is subject in its entirety to the terms of the Grant Documents. References herein or in the Plan to this Restricted Share Award Agreement include references to its Exhibits, the Grant Notice and its Annexes, the Advisors LPA and the Award Letter and the attachments thereto that pertain to this Award.
18.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any Section.
19.Counterparts. This Restricted Share Award Agreement may be executed in any number of counterparts, including via facsimile or PDF, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
20.Amendment. Except as otherwise provided in the Plan or Section 10(c), no amendment or modification hereof shall be valid unless it shall be in writing and signed by the Participant and the Company.
21.Disposition of Vested Shares. Subject to applicable law, the Participant may dispose of its vested Shares granted under this Award during any “window period” in which sales by Company personnel (including the Eligible Recipient) are permitted, or otherwise pursuant to the terms of a 10b5-1 plan on the same terms as apply to the use of such plans by other Company personnel, subject to approval by the Company’s compliance department. The Restricted Shares and vested Shares granted under this Award are not subject to the Company’s Share Ownership Policy.
22.Acknowledgements and Representations. The Participant is acquiring the Restricted Shares solely for the Participant’s own account, for investment purposes only, and not with a view to or an intent to sell or distribute, or to offer for resale in connection with any unregistered distribution, all or any portion of the Restricted Shares within the meaning of the Securities Act and/or any other applicable securities laws. The Participant and Eligible Recipient have had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Award and the restrictions imposed on the Restricted Shares. The Participant has been furnished with, and/or has access to, such information as it considers necessary or appropriate for deciding whether to accept the Award. However, in evaluating the merits and risks of an investment in the Company, the Participant has and will rely upon the advice of its own legal counsel, tax advisors and/or investment advisors. The Participant is aware that Restricted Shares may be of no practical value. The Participant has read and understands the restrictions and limitations set forth in the Plan and this Restricted Share Award Agreement, which are imposed on the Restricted Shares. The Participant confirms that the Participant has not relied on any warranty, representation, assurance or promise of any kind whatsoever in entering into this Restricted Share Award Agreement other than as expressly set out in this Restricted Share Award Agreement or in the Plan. The Participant hereby accepts and agrees to all of the terms and provisions of this Restricted Share Award Agreement, including its Exhibits.
23.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award (or future Awards that may be granted under the Plan) and participation in the Plan by electronic means or to request the Participant’s or Eligible Recipient’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery, including in care of the Eligible Recipient, and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
24.Recoupment. The Participant, by accepting the Award, hereby acknowledges and agrees that the Participant and Eligible Recipient will be subject to any applicable AGM corporate clawback policy referred to in the Award Letter.
25.Representations and Covenants of the Eligible Recipient and the Participant.
(a)    The Eligible Recipient and the Participant request that the Administrator grant the Award to the Participant.
(b)    At the request of the Administrator, the Company or an Affiliate, the Participant shall contribute an amount equal to its proportionate share of the Eligible Recipient’s Clawback Share of any Clawback Payment as determined by a General Partner pursuant to, and in accordance with, the Eligible Recipient’s obligations in respect of [ ], any alternative general partner vehicle, and the general partners of the foregoing (the “General Partners,” and such vehicles, the “Partnerships”), and the Participant shall execute a Secured Reimbursement Agreement and Guarantee in furtherance of this obligation.
(c)    The Eligible Recipient agrees and confirms that he or she will continue to have a direct obligation to (i) the Partnerships respecting any Clawback Payment (as defined for purposes of the Grant Documents) becoming due by the Eligible Recipient or the Participant in accordance with the Participant Guarantee or the Eligible Recipient’s Guarantee, and (ii) the applicable upper tier guarantor or its designee for any reimbursement obligation of the Eligible Recipient or the Participant arising under the Eligible Participant Reimbursement Agreement or the Participant Reimbursement Agreement.
(d)    The Eligible Recipient and the Participant each respectively represent that the Participant is a Related Party of the Eligible Recipient, as such term is used in the Advisors LPA and each other limited partnership agreement of a relevant Partnership.
(e)    The Participant hereby grants to the Eligible Recipient an exclusive and irrevocable proxy to exercise all rights of the Participant to vote on or consent to any matter in its capacity as a shareholder of the Company and the Company will not be required to accept instructions regarding any such vote or consent on behalf of the Participant from any other person.
(f)    The Participant (i) is an “accredited investor” as that term is defined in Regulation D under the Securities Act, (ii) is a “qualified purchaser” as defined for purposes of section 3(c)(7) under the United States Investment Company Act of 1940, as amended (the “Investment Company Act”) and (iii) was not formed for the specific purpose of making an investment, directly or indirectly, in the Partnerships within the meaning of the Investment Company Act. The Participant and Eligible Recipient acknowledge that the Shares covered by this Award are not registered on Form S-8 under the Securities Act and that Shares issued to the Participant under the Plan are expected to be “restricted securities” within the meaning of Rule 144 under the Securities Act.
(g)    The Participant also confirms that, in addition to the transfer restrictions set forth in the Advisors LPA and each other limited partnership agreement of a relevant Partnership, the Participant will not effect any direct or indirect transfer of interests in either the Award or in the Participant (other than to other Partners, Related Parties, or directly or indirectly related family members) without the prior written consent of the relevant General Partner, which consent may be withheld in the absolute discretion of such General Partner; provided that, for the avoidance of doubt, notwithstanding any transfer restrictions in the Plan, this Restricted Share Award Agreement, the Advisors LPA and each other limited partnership agreement of a relevant Partnership, each General Partner agrees that no consent of such General Partner will be required for a change in the Participant’s trustee, general partner or manager, or the addition of additional trustees or co-trustees, of the Participant and that, upon notice to each General Partner of such change and receipt by the General Partners of the relevant portions of the trust agreement, limited partnership agreement, limited liability company agreement or other relevant document of the Participant and, if applicable, the instrument of appointment, showing the appointment and authorization of such trustee(s), general partners or managers, each General Partner shall record such change in the books and records of their respective Partnerships.
(h)    The Participant has provided to each General Partner or, upon request of any General Partner, will provide to each General Partner a copy of the relevant portions of the constitutive agreement of the Participant showing the appointment and authority of the trustee(s), general partner or manager.
(i)    The Participant is a [■ - insert corporate form of assignee] that is authorized and has legal capacity to enter into this Restricted Share Award Agreement, and the Person signing this Restricted Share Award Agreement on behalf of the Participant has been duly authorized by the Participant to do so. This Restricted Share Award Agreement has been duly executed and delivered on behalf of the Participant and is the valid and binding agreement of the Participant, enforceable against the Participant in accordance with its terms. Upon the request of a General Partner, the Participant will deliver any documents which may be reasonably requested by such General Partner to evidence or confirm the legality of an investment in the relevant Partnership and the authority of the person executing this Restricted Share Award Agreement on behalf of the Participant.
(j)    Neither the execution and delivery of this Restricted Share Award Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Participant with any of the provisions hereof, shall (i) conflict with or result in a breach of any provision of the Participant’s charter, by-laws, and/or other similar organizational or governing instruments of the Participant, as the case may be, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Participant pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Participant is a party or (iii) violate or cause the Participant to fail to comply with any order, writ, injunction, decree, statute, rule, regulation or other law applicable to the Participant (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing).
(k)    This Restricted Share Award Agreement has been duly executed and delivered by the Eligible Recipient and is the valid and binding agreement of the Eligible Recipient, enforceable against the Eligible Recipient in accordance with its terms.
(l)    The execution, delivery and performance of this Restricted Share Award Agreement by the Eligible Recipient and Participant requires no consent or approval of any governmental body, agency or official, or any other Person that has not been obtained.
(m)    The Participant, together with such tax, legal and financial advisors as it has chosen to consult, has sufficient knowledge and experience in business and financial matters to evaluate the merits and the risks of an investment in the Award, and the Participant, fully aware of the risks involved, has determined that an investment in the Award is consistent with the Participant’s investment objectives.
(n)    The Participant acknowledges and agrees that a General Partner may release confidential information about it and, if applicable, any Related Party, to regulatory or law enforcement authorities, if such General Partner, in its sole discretion, determines that it is in the best interest of the relevant Partnership to do so.
(o)    The Eligible Recipient and the Participant each respectively represent that the Participant constitutes a “family member” for purposes of the requirements of Instruction A.1.(a)(5) of Form S-8 under the Securities Act, and Rule 701(c)(3) of the Securities Act and will maintain such status at any time that Shares distributed under the Advisors LPA and each other limited partnership agreement of a relevant Partnership may be registered in its name or transferred to it.
(p)    The representations set forth in Sections 10(b), 22 and 25(l) and (n) shall be deemed to be reaffirmed by the Participant and the Eligible Recipient, as appropriate, at any time that Shares are transferred to, or registered in the name of, the Participant.
(q)    Each of the Eligible Recipient and the Participant acknowledges on behalf of itself that the Partnerships and their respective partners will rely upon the representations, warranties and agreements set forth herein made by the Eligible Recipient or the Participant, respectively, each of which shall survive the Date of Grant.
(r)    The Eligible Recipient agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Partnership, each General Partner and each of their Affiliates and the partners, officers, directors, managers, members, employees, agents and shareholders of each of them, and each other Person, if any, who controls or is controlled by any of the foregoing, within the meaning of Section 15 of the Securities Act (together, the “Indemnified Parties”), against any and all loss, liability, claim, damage, cost and expense whatsoever (including, but not limited to, legal fees and disbursements and any and all other expenses whatsoever reasonably incurred in investigating, preparing for or defending against any litigation, arbitration proceeding, or other action or proceeding, commenced or threatened, or any claim whatsoever) arising out of or in connection with, or based upon or resulting from, (i) any false representation or warranty or breach or failure by the Eligible Recipient to comply with any covenant or agreement made by the Eligible Recipient in this Restricted Share Award Agreement or in any other document furnished by it to any of the foregoing in connection with this transaction, (ii) any action for securities law violations instituted by the Eligible Recipient which is finally resolved by judgment against the Eligible Recipient or (iii) the compliance by the General Partners and/or the Partnerships or any of their respective employees in good faith with the requirements of applicable anti-money laundering and anti-terrorism legislation or regulatory provisions with respect to the Eligible Recipient.
(s)    The Participant agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Indemnified Parties against any and all loss, liability, claim, damage, cost and expense whatsoever (including, but not limited to, legal fees and disbursements and any and all other expenses whatsoever reasonably incurred in investigating, preparing for or defending against any litigation, arbitration proceeding, or other action or proceeding, commenced or threatened, or any claim whatsoever) arising out of or in connection with, or based upon or resulting from, (i) any false representation or warranty or breach or failure by the Participant to comply with any covenant or agreement made by the Participant in this Restricted Share Award Agreement or in any other document furnished by it to any of the foregoing in connection with this transaction, (ii) any action for securities law violations instituted by the Participant which is finally resolved by judgment against the Participant or (iii) the compliance by the General Partners and/or the Partnerships or any of their respective employees in good faith with the requirements of applicable anti-money laundering and anti-terrorism legislation or regulatory provisions with respect to the Participant.
(t)    The Participant and Eligible Recipient affirm their obligations under Section 20 of the Plan.

Exhibit A (to ANNEX A)
Vesting Schedule
The Restricted Period will lapse as follows: the Restricted Shares shall vest (and the Restricted Period will lapse) with respect to one third (1/3) of the Award on each of the first three anniversaries of the Vesting Commencement Date set forth in the Grant Notice, provided the Eligible Recipient remains in continuous employment or service with the Company or its Affiliates through each such vesting date. Notwithstanding the foregoing, upon the Eligible Recipient’s Termination (i) due to death, (ii) by the Company and its Affiliates by reason of Disability[, or (iii) subject to the Participant’s and Eligible Recipient’s execution of and non-revocation of a written general release of claims in favor of the Company and its Affiliates (which shall include customary carve-outs for claims for indemnity and vested compensatory payments), by the Company and its Affiliates other than by reason of a Bad Act (as defined in the Participant’s Award Letter) or a Designated Act (as defined below)], the Participant shall also vest in 50% of the unvested Restricted Shares that remain subject to the Award as of such Termination date. For purposes of the Award, the Eligible Recipient shall be deemed to be in continuous employment or service until such time as the Eligible Recipient dies or otherwise experiences a Termination, or, if earlier, upon providing or receiving notice that his or her employment or service will terminate. Notwithstanding the foregoing, fractional Restricted Shares shall not be deemed vested until they accumulate to equal one whole Share.

“Designated Act” means the Eligible Recipient’s:

(a)	intentional breach of any material provision of an award agreement or any other agreement of AGM or any of its Affiliates;

(b)
failure to devote a significant portion of the Eligible Recipient’s time to performing services as an agent of AGM without the prior written consent of AGM, other than by reason of death or Disability; or

(c)	suspension or other disciplinary action against the Eligible Recipient by an applicable regulatory authority;
provided, however, that the Eligible Recipient has failed to cure within 15 days after notice thereof, to the extent such occurrence is susceptible to cure, the item set forth in clause (a).

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